Exhibit 21

                          Subsidiaries


     Avcon Industries, Inc., a Kansas Corporation

     Butler National Services, Inc., a Florida Corporation, formerly Lauderdale Services, Inc.

     Butler National Engineers, Inc.,
     a Kansas Corporation, formerly HSD, Inc.

     Butler National Service Corporation, a Delaware Corporation

     Butler National, Inc., a Nevada Corporation

     Butler Temporary Services, Inc., a Missouri Corporation

     Woodson Avionics, Inc., a Nebraska Corporation

     Cansas International Corporation, a Delaware Corporation

     Valu Foods, Inc., a Kansas Corporation





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